<logo>Ernst & Young, LLP
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Phoenix. Arizona 85

Independent Accountants' Report

Board of Directors
Matrix Financial Services Corporation

We have examined management's assertion that Matrix
Financial Services Corporation (Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers (USAP) during the year ended December 31' 1996, included in the accompanying report titled Report of Management.
Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified
Public Accountants and, accordingly, included examining, on a text basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the year ended December 31, 1996 is fairly stated, in all material respects.

/s/Ernst & Young LLP
March 6,1997